Exhibit 10.9
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                            ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("Agreement") is entered into on or as of the 23rd day of August 1999 by and among INTERFOODS OF AMERICA, INC., a Nevada corporation, and its wholly owned subsidiary, Sailormen, Inc., a Florida corporation (collectively "Purchaser", and ELLIS ENTERPRISES, INC., a Mississippi corporation ("Seller").

WHEREAS, Seller operates 37 Popeyes Chicken franchise stores in the States of Mississippi and Louisiana (the "Stores");
and
WHEREAS, Purchaser desires to acquire the assets of the Stores, including (i) the real estate upon which 33, and the leases as tenant upon which four, of the Stores are operated, (ii) the Franchise Agreements ("FAS" or "Franchise Agreements") between the Seller and AFC Enterprises, Inc. or its predecessors or assignors. (collectively "Franchisor") with respect to the Stores, (iii) to the extent assignable, prepaid development fees and other rights of Seller to develop Stores in portions of Mississippi and Louisiana ("Future Development Rights"), and (iv) cars used by Store supervisors and owned by the Seller and certain trucks or other vehicles owned by Seller and used by maintenance employees of the Stores (collectively "Vehicles"); and

WHEREAS, pursuant to the provisions of this Agreement, Seller desires to sell the Assets to Purchaser, and the Purchaser desires to acquire the Assets from the Seller;

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1.     Assets Purchased.

1.1 Pursuant to the provisions of this Agreement, Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, all of the Seller's right, title and interest in the assets (the "Assets"), which consist of the furnishings, fixtures, tools, utensils, equipment, signage and other tangible personal property located on the premises of any of the Stores, vendor relations, supplier lists, telephone numbers and directory listings, goodwill, Vehicles and certain other intangible assets used in the Stores. The Purchaser and the Seller agree that all Assets shall be sold by the Seller to the Purchaser in their respective "as is," "where is," and "with al faults and defects condition." The Assets are listed by general category on Exhibit 1.1 attached hereto. At Purchaser's request, Seller agrees to transfer, assign and convey all Assets to Purchaser's wbolly owned subsidiary, Sailormen, Inc, which is one of the Purchasers.

1.2 All personal property shall be sold by Seller to Purchaser with no warranty except for standard warranties of title. Pending Closing, all equipment and personal property shall be maintained in substantially its present condition, reasonable wear and tear excepted, and the disposition of worn out or obsolete equipment.

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1.3     Subject to the approval of the Franchisor, the Seller shall assign or transfer to the Purchaser all Franchise Agreements with respect to the Stores, said Stores having the Franchisor numbers listed in Exhibit 1.3, and, to the extent assignable, all Future Development Rights.

1.4 The real estate upon which 33 of the Stores are operated is more particularly described in Exhibit 1.4 annexed hereto. The Purchaser acknowledges that the Batesville, Mississippi, Store is subject to an option to purchase ("Purchase Option") granted by the Seller to an unrelated third party, as described in Exhibit 1.4A ("Option Property"), and, if such Purchase Option to purchase has not expired prior to the Closing, the Purchaser shall acquire the Option Property subject to such Purchase Option. In addition, Purchaser shall assume the leases for the land and, if applicable, the improvements for three Stores described in Exhibit 2.1. The Purchaser acknowledges that the West Point, Mississippi, Store, which is leased by the Seller, as tenant, includes an obligation or covenant by the Seller to operate a convenience store and fuel depot, and the Purchaser shall assume Seller's operation obligation or covenant upon the Seller's transfer and assignment of the West Point, Mississippi, Store lease to the Purchaser. In addition, Purchaser shall lease the Columbia, Mississippi, Store pursuant to a fully net lease, the term of which will be 20 years, with two five year options. The base lease payments shall be as follow:


             1.4.1            Years 1-5:                 $24,000 per annum;
             1.4.2            Years 6-10                 $30,000 per annum;
             1.4.3            Years 11-15                $36,000 per annum;
             1.4.4            Years 16-20                $42,000 per annum;
             1.4.5            Years 21-25                $48,000 per annum; and
             1.4.6            Years 26-30                $54,000 per annum.

The form of the lease for the Columbia, Mississippi, Store, which shall grant Purchaser the first option to purchase the Columbia, Mississippi, Store ("Columbia Store Lease"), is attached to this Agreement as Exhibit 1.4B.

1.5     Purchaser shall assume only those contracts of Seller's listed on
Exhibit 1.4; however, Purchaser is not assuming any equipment leases or any other long term contracts or leases, except the Purchaser shall assume the Seller's supply contracts and contracts with Pepsi, Dr. Pepper and Seven-Up (collectively "Contracts") and the Leases.

1.6 To the extent required by any lender or other secured party to release its liens or security interests against the Assets, the Seller shall pay all debts and obligations of the business from the proceeds of the sale. These debts, to the extent matured, shall be paid not later than 14 days from the date of Closing. The Seller shall retain all accounts and other receivables, bank and investment accounts and, except as provided by Section 3.2, inventory and cash in Stores.

1.7 The Seller shall retain, and the Assets do not include, (i) any non-Store assets and property owned by the Seller, (ii) all books and records of the Seller, including, but not limited to, tax returns, financial statements, corporate records and documents and documents related to non-store assets and property owned by the Seller, (iii) the Columbia, Mississippi, Store, including all real property improvements which will be leased to the Purchaser by the Seller as provided by the Columbia Store Lease, (iv) any offices and warehouse facilities of the Seller, (v) except as otherwise determined by the Seller, in the Seller's sole and absolute discretion, any real property owned by the Seller which abuts or adjoins the real property of a Store but which is not used by the Seller in the operation of such Store (collectively "Excess Real Property") and all such Excess Real Property shall be retained by the Seller, (vi) all accounts and other receivables of the Seller relating to the Stores and the business conducted at the Stores, (vii) rights to receive rebates paid in arrears or based on purchases with respect to Contracts ("Contract Rebates") to the extent of purchases under such Contracts or othcrwise accrued to the Closing date, and
(viii) all assets and property of the Seller which are not listed on Exhibit
1.1.

Section 2.     Leases

2.1 The Seller shall assign, and the Purchaser shall assume, the leases on three Stores on the same terms and conditions as the current leases ("Leases") which are annexed hereto as Exhibit 2.1, Purchaser shall lease the Columbia, Mississippi, Store from the Seller pursuant to the Columbia Store Lease. If the Seller is not released from all monetary and non-monetary obligations and covenants under each of the Leases prior to or at the Closing, then the Purchaser shall defend and indemnify the Seller with respect to each such non-released obligation which accrues or
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occurs on or after the date of the Closing. In the event that Seller cannot obtain any consent, then to the extent only that Seller has the contractual right to sublet the Store without the consent of the landlord, Purchaser shall have a right to sub-lease this Store from Seller on the exact same terms and conditions as contained in the Lease, including, but not limited to, the amount of rental payment and the right to any options to renew the Lease or purchase any premises. If the Purchaser does not obtain the consent of a landlord (i) to assign and transfer a Lease to the Seller, or (ii) to sublease such Store to the Purchaser as contemplated by this Section 2.1, then Seller and Purchaser shall execute an operating agreement for such Store ("Store Operating Agreement") which shall provide that the Purchaser (i) shall purchase from the Seller all Assets related to such Store, except Seller's interest in such Lease, (ii) shall operate, manage and maintain such Store during the entire lease term of such Lease, (iii) shall not require the Seller to extend or renew the lease term of such Lease, but Seller consents to Purchaser negotiating its own lease for such Store at any time during such lease term, provided Seller is released from all monetary and non-monetary obligations and covenants under the Lease, and (iv) at least -five business days prior to any payment due date of Seller, shall promptly pay to Seller all amounts payable by Seller to the landlord under or pursuant to the Lease.

Section 3. Purchase Price for Asset and Payment of Purchase Price. The purchase price (the "PP") for the Assets shall be $34,000,000. Except as otherwise provided in Section 3.4, all amounts payable by the Purchaser to the Seller under or pursuant to this Agreement, including, but not limited to, the PP, shall be paid by the Purchaser to the Seller at the Closing or other applicable payment date by wire transfer of immediately available funds to a bank account designated by the Seller at or prior to the Closing or, if applicable, at or prior to such other payment date. The PP shall be adjusted as provided by this Section 3 or otherwise by this Agreement. The PP shall be paid as follows:

3.1 At the Closing, $34,000,000, less (i) deductions for prorations of all applicable ad valorem real estate and personal property taxes, and (ii) $150,000 allowance for repairs and maintenance of or to the Assets. If the Option Property is sold by the Seller prior to Closing pursuant to the Purchase Option, then the PP shall be reduced by $625,000 and, in such event, the Option Property shall not be considered to be an Asset. Seller shall pay its own attorney's fees. Purchaser shall pay the Franchise Agreements transfer fees, all of its own expenses and all other costs and expenses to negotiate and Close the transaction contemplated by this Agreement, including, but not limited to (i) all costs of re-imaging or upgrading the Stores as required by the Franchisor for approval to transfer the Franchise Agreements or for any other reason, including currently scheduled Store re-imaging or upgrades (Seller shall provide Purchaser with a list of the Stores which Seller believes require re-imaging), (ii) all costs associated with obtaining the approval of the Franchisor in connection with the proposed transaction, including transfer fees, (iii) all costs of title searches, certificates or abstracts, surveys and environmental or other testing, inspections, audits or reviews, (iv) all documentary stamps or transfer fees or taxes, and (v) all broker's commissions or similar compensation,

3.2 In addition to the PP and at the Closing, the Purchaser shall pay to the Seller by Purchaser's check payable to Seller at the Closing in an amount equal to the Seller's cost of usable inventory in the Stores and the aggregate amount of cash in the Stores, as determined as of the close of business on the, day prior to Closing.

3.2A     The PP shall be increased by all of the Seller's acquisition and related costs and expenses of land or leases for new proposed Stores which have been approved by Purchaser who will not unreasonably withhold or delay such approval (collectively "New Stores"), including, but not limited to, (i) deposits, earnest money or similar payments, (ii) purchase prices as adjusted by purchase or acquisition agreements, (iii) rents and other payments under leases,
(iv) attorneys', surveyor, engineering, broker and other professional fees and expenses related to any New Stores, (v) ad valorem or similar taxes and interest or other loan or financing costs and expenses related to New Stores, and (vi) all other costs and expenses incurred by the Seller in connection with any New Store. At the Closing, the Purchaser shall pay all New Stores costs and expenses described in this Section 3.2A to the Seller by wire transfer of immediately available funds to a bank account designated by the Seller at or prior to the Closing.

3.3 Allocation of Purchase Price. Subject to adjustment required by this Agreement or otherwise agreed by the Purchaser and the Seller at, prior to or after the Closing, the PP shall be allocated between and among the Assets as follows:

          3.3.1 Equipment and Vehicles per Schedule 3.3.1            $ 2,000,000

          3.3.2 Real Estate per Schedule 3.3.2                       $30,000,000
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          3.3.3 Leasehold Improvements per Schedule 3.3.3            $ 1,000,000

          3.3.4 Goodwill                                             $   630,000

          3.3.5 Franchise Agreements and Future Development          $   370,000
                                  Rights per Schedule 3.3.5

3.4 ss. 1031 Exchange. At the option and designation by the Seller prior to the Closing with respect to each Store where the real property is owned by the Seller, the Seller intends that the transaction contemplated by this Agreement ("Sale") shall qualify for a "like-kind exchange" of the real property ("ss. 1031 Property") within the meaning of ss. 1031 of the Internal Revenue Code of 1986, as amended ("Code"), and corresponding provisions of Mississippi and/or Louisiana law, and that any such exchange shall be conducted with the use of a qualified intermediary ("Qualified Intermediary"), as defined in applicable Treasury Regulations under ss. 1031 of the Code. In connection therewith, the Purchaser agrees to take such actions and to execute such documents as may be reasonably necessary to facilitate the Seller's exchange of each ss. 1031 Property for other real property of a like-kind, provided that:

         (a) The Purchaser shall not be required to take or convey title to the exchange or replacement property selected by the Seller.

         (b) All costs incident to such exchange are paid solely by the Seller.

         (c) The Purchaser shall have no additional duties, obligations or liabilities solely as a result of such exchange other than to cooperate at or prior to the Closing with the form of the Sale as described in this Section 3.4 and to accept notices required in connection with a ss. 1031 exchange. The Purchaser shall have no duties, obligations or liabilities to the Seller or to the Qualified Intermediary with respect to the exchange after the Closing, except to accept notices required in connection with the ss. 1031 exchange and to comply with the provisions of this Agreement.

         (d) The Purchaser does not represent or warrant the tax consequences of any such exchange contemplated by this Section 3.4.


         (e) The Seller shall convey eachss.1031 Property directly to the Purchaser at the Closing.

         (f) Assignment of the portion of this Agreement relating to each ss. 1031 Property or, if applicable, a separate ss. 1031 agreement ("ss. 1031 Agreement') to the Qualified Intermediary by the Seller shall in no way relieve or discharge the Seller or the Purchaser of their respective duties, obligations and liabilities under this Agreement.

         (g) Notwithstanding any provision of this Agreement to the contrary, the net purchase price of each ss. 1031 Property ("'Exchange Price") payable to the Seller, as specified in this Section 3, shall be paid by the Purchaser at Closing directly to the Qualified Intermediary designated by the Seller at or prior to the Closing. If the Seller has not designated the Qualified Intermediary prior to or at the Closing, then the Purchaser shall pay the Exchange Price at Closing to the Seller as otherwise provided by this Agreement.

         (h) The Seller shall have the right and option to require each ss. 1031 Property to be sold to the purchaser pursuant to a ss. 1031 Agreement, which form is attached as Exhibit 3.4, and, in such event, the PP shall be reduced by the amount allocated to the ss. 1031 Property in Schedule
         3.3.2 and such amount shall be the net purchase price for the ss. 1031 Property in the ss. 1031 Agreement.

Section 4. Seller's Representations and Warranties. Seller represents and warrants to Purchaser as follows:

4.1 Financial Statements. Attached hereto as Exhibit 4.1 are Seller's internally prepared and unaudited financial statements of the Stores for the 1997 and 1998 years (Seller operates on a 52/53 week year) and the 1999 year through July 11, 1999 ("Financial Statements"). The Financial Statements were prepared on, a basis consistent with prior accounting periods. Since the date of the latest Financial Statement, there have been no material adverse changes in the financial condition of the Stores in the aggregate. Prior to Closing, Seller shall allow Purchaser's auditors to complete a two year audit as it relates to the Stores' operations at Purchaser's expense, provided such audit (i) Is completed within 60 days after the Effective Date, (ii) is conducted at a location approved by the Seller, and (iii) does not interfere with Seller's business operations.

4.2 Title to Assets. Seller holds good and marketable title to the Assets and, with respect to the real property, free and clear of title exceptions except title exceptions listed in Schedule 4.2 or described below and liens and encumbrances to be released at Closing. Title to each Store's real property which is owned by the Seller and conveyed by the Seller to the Purchaser at the Closing (individually "Property" and collectively "Properties") shall be marketable as will enable Purchaser's closing agent, an ALTA member title insurance underwriter selected by Purchaser, and authorized to do business in Mississippi and Louisiana, to issue to Purchaser, at regular rates, its full purchase price coverage, insuring marketable title, revised ALTA Owner's Title Insurance Policy for each Property in the amount of the PP allocated to such Property under Schedule 3.3.2, without exception as to (i) survey, provided Purchaser obtains a survey of such Property, at Purchaser's expense, which is satisfactory to Purchaser's closing agent, or (ii) mechanic's or similar liens, and free and clear of all other liens and encumbrances and subject only to:

         (a)      General and special real property ad valorem taxes;
         (b)      Utility casements to service the Property;
         (c) Prior reservations and conveyances of oil, gas and other minerals, including leases, and other exceptions listed in
                  Schedule 4.2 acceptable to Purchaser's lender; and
         (d) Other matters as may be approved in writing by Purchaser or title objections waived by Purchaser pursuant to this paragraph.

At the Closing, the Seller shall execute appropriate mechanic's and materialmen's lien affidavits for each Property to permit Purchaser's closing agent to delete the mechanic's and materialmen's lien exception from the Title Insurance Policy for the Property.

4.3 Brokers and Finders. To the Seller's knowledge, National Restaurant Brokers is the only procuring broker for this transaction.

4.4 Transfer Not Subject to Encumbrances or Third-Party Approval. The execution and delivery of this Agreement by Seller, and the consummunation of the contemplated transactions, will not result in the creation or imposition of any valid lien, charge, or encumbrance an any of the Assets, and will not require the authorization, consent, or approval of any third parry, including any governmental subdivision or regulatory agency, except for the consents of the Franchisor and the landlords of the Leases disclosed in Exhibit 2.1 and other persons or entities disclosed in Schedule 4.4.

4.5 Labor Agreements and Disputes. Seller is neither a party to, nor otherwise subject to, any collective bargaining or other agreement governing the wages, hours and terms of employment of Seller's employees. Except for normal employee grievances, Seller is not aware of any labor dispute or labor trouble involving employees of Seller, nor has there been any such dispute or trouble during the two years preceding the date of this Agreement.

4.6 Compliance with Codes and Regulations. Seller has no knowledge that leasehold improvements violate any provisions of any applicable building codes, fire regulations, building restrictions, or similar ordinances, orders, or regulations,

4.7 Litigation. Seller has no knowledge of any claim, litigation, proceeding, or investigation pending or threatened against Seller that might result in any material adverse change in the business or condition of Assets being conveyed under this Agreement.

4.8 Accuracy of Representations and Warranties. None of the representations or warranties of Seller contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading. Seller knows of no fact relating to Seller's ownership and operation of the Assets that has resulted, or will result, in a material change in the business, operations, or assets of Seller.

4.9 Lease. Exhibit 2.1 contains a true and correct copy of the Leases which does not include the Columbia Store Lease. To the best of Seller's knowledge, Seller is in compliance with the terms of the Leases (collectively "Leases") and is not in default under any of the Leases. Seller shall use commercially reasonable efforts to obtain the consent of the landlords for the assignment to Purchaser of the Leases.

4.10 Franchise Agreements. True and correct copies of the FAS are contained in Schedule 4.10. To the best of Seller's knowledge, Seller is in compliance with the terms of each FAS and is not in default of any of the terms of any FAS. Seller shall use commercially reasonable efforts to obtain the consent of the Franchisor to the assignment of all the FAS to Purchaser and to the release of Seller's and its shareholder's guaranties to Franchisor, but the Seller shall not be required to pay any amount to the Franchisor in order to obtain Franchisor's consent for the transfer and assignment of the FAS to the Purchaser.

Section 5. Representations of Purchaser. The Purchaser represents and warrants to the Seller as follows:

5.1 Corporate Existence. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Purchaser has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. Prior to the Closing, Purchaser shall qualify to do business in the States of Mississippi and Louisiana.

5.2 Authorization. The execution, delivery, and performance of this Agreement has been duly authorized and approved by the Board of Directors of Purchaser, and this Agreement constitutes a valid and binding Agreement of Purchaser in accordance with its terms.

5.3 Brokers and Finders. To the Purchaser's knowledge, National Restaurant Brokers is the only procuring broker for the transaction contemplated by this Agreement, and the broker's commission or similar compensation is not less than $300,000.

5.4 Accuracy of Representations and Warranties. None of the representations or warranties of Purchaser contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the statements contained herein not misleading.

5.5 Financial Statements. Attached hereto as Exhibit 5.5 are Purchaser's SEC filings (Form 1O-K or other "small business" equivalent) for the period ending December 31, 1997 and December 31, 1998 and Purchaser's SEC filings during 1999 (Form 1O-Q and Form 8-K or other "small business" equivalent) ("Purchasers's Financial Statements"). Since the date of the latest Purchaser's Financial Statements, there has been no material adverse change in the financial condition of Purchaser.

5.6. Purchaser Efforts. Purchaser shall use commercially reasonable efforts to satisfy all conditions specified in Section 8 which are under the control or partial control of the Purchaser, including, but not limited to, (i) all action necessary to obtain financing to enable the Purchaser to pay all amounts payable to the Seller at the Closing, and (ii) all action necessary to obtain title commitments for the Properties within the time specified in this Agreement.

Section 5A. Re-imagiogy of Stores. Except for five Stores designated by Franchise number and by Seller's Store number in Schedule 5A (collectively "Stores To Be Reimaged"), Seller represents that, as of the Effective Date, the Seller has "re-imaged" the Stores requested by the Franchisor has requested in conformance with the Franchisor's current re-image standards and will use commercially reasonable efforts to obtain a report from the Franchisor certifying this fact. If the Seller is unable to obtain such report and the Franchisor claims there are deficiencies related to the status of the re-imaging of Stores requested to be re-imaged by the Franchisor prior to August 1, 1999, but excluding the Stores To Be Reimaged then the Seller at it sole cost, shall cure all such deficiencies identified by the Franchisor, Purchaser shall be responsible for the re-imaging costs of (i) the Stores To Be Re-imaged, and (ii) any Stores which the Franchisor requests to be re-imaged after July 31, 1999,

Section 6. Covenants of Seller. Seller agrees that between the date of this Agreement and the Closing date, Seller will:

6.1 Operation of Business. Continue to operate the Stores in the usual and ordinary course and in substantial conformity with all applicable laws, ordinances, regulations, rules, or orders, and will use commercially reasonable efforts to preserve the continued operation of its business with its customers, suppliers, and others having business relations with Seller.

6.2. Transfer of Assets. Not assign, sell, lease, or otherwise transfer or dispose of the Assets, whether now owned or thereafter acquired, except in the normal and ordinary course of business and in connection with its normal operation, including the disposition of worn out or obsolete equipment.

6.3. Maintenance of Assets. Maintain all of the Assets other than inventories in their present condition, reasonable wear and tear and ordinary usage and the disposition of worn out or obsolete equipment excepted, and Seller shall maintain the inventories at levels normally maintained.

6.4 Access Premises and Information. At reasonable times prior to the Closing date, Seller will, upon reasonable notice, provide Purchaser and its representatives with reasonable access during and after business hours to the assets, titles, contracts, and records of the Stores, provided such access does not interfere with Seller's business operations, and furnish such additional information relating to the Stores as Purchaser from time to time may reasonably request, provided Seller is in possession of such information.

6.5 Employee Matters. Prior to Closing, Seller will deliver to Purchaser a list of the names of all persons on the payroll of the Stores, together with a statement of amounts paid to each during Seller's most recent fiscal year and amounts paid for services from the beginning of the current fiscal year through the date such information is furnished to Purchaser and, promptly after Closing, Seller will update such information for the current fiscal year through the day prior to the Closing date. Seller will also provide Purchaser with a schedule of all employee bonus arrangements and a schedule of other material compensation or personnel benefits or policies in effect. After the Effective Date, Seller will not, without Purchaser's prior written consent, which will not be unreasonably withheld, enter into any material agreement with its employees, increase the rate of compensation or bonus payable to or to become payable to any employee, or effect any changes in the management, personnel policies, or employee benefits, except in accordance with existing employment practices or as may be required by law.

6.6 Conditions and Efforts. Seller will use commercially reasonable efforts to satisfy the conditions precedent to Closing of the transactions contemplated by this Agreement which are under the control, in whole or in part, of the Seller and to fulfill all the conditions of the obligations of Seller under this Agreement, and will do all acts and things as may be reasonably required to carry out its respective obligations under this Agreement and to consummate and complete the transaction contemplated by this Agreement.

Section 7.     Covenants of Purchaser.

7.1 Conditions and Efforts. Purchaser will use commercially reasonable efforts to satisfy the conditions precedent to Closing of the transactions contemplated by this Agreement which are under the control, in whole or in part, of the Purchaser, and to fulfill all the conditions of Purchaser's obligations under this Agreement, and shall do all acts and things as may be reasonably required to carry out Purchaser's obligations and to consummate and complete the transaction contemplated by this Agreement.

7.2 Confidential Information. If for any reason the Purchaser does not purchase the Assets, then Purchaser shall not disclose to third parties any confidential information received from Seller in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement, and Purchaser acknowledges that it is, and shall continue to be, bound by the provisions of the Nondisclosure Agreement, dated February 12, 1999, between Seller and Purchaser ("Nondisclosure Agreement"), a copy of which is attached to this Agreement as Exhibit 7.2.

7.3 Employees. At Closing, Purchaser shall offer comparable employment to Seller's current Store level employees, supervisors of Stores, employees involved in marketing or maintaining the Stores, the directors of operations of the Stores, and Seller's receptionist and accounting employees (collectively "Transferred Employees"), but not Seller's head accountant, administrative assistant or chief operating officer. However, Purchaser is under no obligation to continue the employment of any Transferred Employees for any set period of time.

7.4 Title to Properties. Purchaser shall obtain a survey and a title report, certificate or abstract for each Property addressed to Purchaser and Seller; and provide copies to Seller, within 30 days after the Effective Date,

Section 8. Conditions Precedent to Purchaser's Obligations. The obligation of Purchaser to purchase the Assets is subject to the fulfillment, prior to or at the Closing date, of each of the following conditions, any one or portion of which may be waived in writing by Purchaser:

8.1 Representations, Warranties, and Covenants of Seller. All representations and warranties made in this Agreement by Seller shall be true, in all material respects, as of the Closing date as fully as though such representations and warranties had been made on and as of the Closing date, and, as of the Closing date, Seller shall not have violated or shall have failed to perform in any material way, in accordance with any covenant contained in this Agreement.

8.2 Licenses and Permits. Purchaser shall have obtained all licenses and permits from public authorities necessary to authorize the ownership and operation of the Stores.

8.3 Consents. Seller shall have obtained (i) the required consents under the Leases and the Contracts for assignment of Lease and Contract to the Purchaser, and (ii) the consent by Franchisor to the transfer of the FAS to Purchaser,

8.4 Conditions of the Business. There shall have been no material adverse change in the manner of operation of the Stores in the aggregate prior to the Closing date.

8.5 Opinion of Counsel for Seller. At the Closing, there will have been delivered to Purchaser a signed opinion from counsel for the Seller, reasonably satisfactory to Purchaser's counsel, to the effect that:

         8.5.1 The Seller is a corporation validly existing and in good standing under the laws of the State of Mississippi.

         8.5.2 This Agreement when executed and delivered by the Seller will be a valid and binding obligation of the Seller, enforceable against Seller in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies.

8.6 NoSuits or Actions. At the Closing date, no suit, action, or other proceeding shall have been threatened, to the knowledge of Seller or Purchaser, or instituted to restrain, enjoin, or otherwise prevent the consummation of the transaction contemplated by this Agreement.

8.7 Due Diligence. Seller shall have 10 business days from the date of this Agreement to deliver to Purchaser its Leases, Franchise Agreements, Financial Statements, vending contracts and all other contracts which Purchaser shall be assuming, and Purchaser shall have up to the date of Closing to conduct any and all due diligence (the "Due Diligence Period") on the Seller as it deems reasonable and necessary to Close the transaction contemplated by this Agreement, including inspections of the Assets and environmental studies on the Properties. If during the Due Diligence Period, Purchaser discovers material items or matters which were unknown to it at the time of this Agreement, then Purchaser shall have the absolute right, in its sole discretion, and upon notice to Seller, to terminate and cancel this Agreement and, in such event, except as otherwise specifically provided by this Agreement, neither the Purchaser nor the Seller shall have any Liability or obligation under this Agreement. If Purchaser fails to give such notice prior to the Closing, then such condition precedent shall be deemed waived.

8.8. Financing Continigency . As an additional condition precedent to Closing, within 20 days after the Effective Date, Purchaser shall have obtained institutional or other financing satisfactory to Purchaser to Close the transaction contemplated by this Agreement.

8.9. Title Insurance. A Title Commitment acceptable to Purchaser's lender together with copies of all exceptions shall have been obtained by Purchaser for each Property within thirty (30) days after the Effective Date of this Agreement. If the title evidence reveals any defects in the title or any physical encroachment on any Property, the Purchaser shall have ten (10) business days from the date the Purchaser receives the title evidence or survey to notify the Seller in writing of the defects. If within thirty (30) days from the receipt of Purchaser's written notice of defects, the Seller is unwilling or unable to cure the defects to the reasonable satisfaction of Purchaser, the Purchaser may at its option by written notice to Seller given within the ensuing ten (10) business days, either (1) cancel and terminate this Agreement and, except as otherwise expressly provided by this Agreement, neither party shall have any further obligations under this Agreement, or (2) the Purchaser may elect to Close the transaction contemplated by this Agreement and purchase the Property without offset against the PP for any title defects,

8.10 FAS Transfer. In the event that Seller cannot obtain consent to transfer the FAS to Purchaser within 45 days following the execution of this Agreement or if the conditions imposed by Franchisor on Purchaser for such consent are not acceptable to Purchaser, in its reasonable discretion, then Purchaser shall have the right to terminate this Agreement without penalty to or any further obligation of either party, except as otherwise expressly provided by this Agreement.

If any condition specified in this Section 8 has not been satisfied prior to or on the Closing Date, then the Purchaser may terminate this Agreement and, upon such termination, neither party shall have any liability or obligation under this Agreement, except as otherwise expressly provided by this Agreement.

Section 9. Conditions Precedent to Obligations of ScIler. The obligations of Seller to Close the transaction contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing date, of each of the following conditions, any one or a portion of which may be waived in writing by Seller:

9.1 Representations, Warranties, and Covenants of Purchaser. All representations and warranties made in this Agreement by Purchaser shall be true as of the Closing date as fully as though such representations and warranties had been made on and as of the Closing date, and Purchaser shall not have violated or shall not have failed to perform in accordance with any covenant contained in this Agreement.

9.2 Legal Opinion. At the Closing, there will have been delivered to Seller a signed opinion from counsel for the Purchaser, reasonably satisfactory to Seller's counsel, to the effect, that:

         9.2.1 Sailormen, Inc, is a corporation validly existing and in good standing under the laws of the State of Florida. Interfoods of America, Inc. is a corporation validly existing and in good standing under the laws of the State of Nevada.

         9.2.2 The Purchaser has full corporate, power and authority to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated herein have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in connection with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies.

9.3 The Seller shall have obtained (i) the required consents under the Leases and the Contracts for assignment of each Lease and Contract to Purchaser, and (ii) the consent by Franchisor to the transfer of the FAS to Purchaser.

9.4 At the Closing date, no suit, action or other proceeding shall have been threatened, to the knowledge of Seller or Purchaser, or instituted to restrain, enjoin or otherwise prevent the consummation of the transaction contemplated by this Agreement.

9.5 The Owner's Title Commitment referred to in Section 8.9 and title to each Property shall be (1) acceptable to Seller, and (ii) enable Seller to convey each Property to the Purchaser as required by this Agreement.

9.6 On terms reasonably acceptable to Seller and its stockholder, John E. Soloman ("Stockholder"), Franchisor shall have (i) terminated or waived all obligations of Seller or its Stockholder to guarantee performance of Purchaser's obligations under any applicable Franchise

Agreement or related documents after the Closing, and (ii) terminated all other guarantees and personal liability of Seller or Stockholder under any Franchise Agreements and related documents. Franchisor must have waived any and all rights of first refusal or similar rights to acquire, or direct the acquisition of, the Stores and related Assets under each Franchise Agreement and related documents.

If any condition specified in this Section 9 has not been satisfied prior to or on the Closing date, then the Seller may terminate this Agreement and, upon such termination, neither party shall have any liability or obligation under this Agreement, except as otherwise expressly provided by this Agreement.

Section 10. Purchaser's Acccptance. Purchaser represents and acknowledges that it has entered into this Agreement on the basis of its own examination, personal knowledge and opinion of the value of the business, Purchaser has not relied on any representations, warranties or covenants made by Seller except as expressly provided in this Agreement, and there are no implied or constructive representations, warranties or covenants of the Seller, Purchaser further acknowledges that Seller has not made any agreement or promise to repair or improve any of the leasehold improvements, equipment, or other personal property or any Property being sold to Purchaser under this Agreement. and that Purchaser shall acquire, purchase and accept each of the Assets in its "as is," "where is" and with "all faults and defects" condition.

Section 11. Risk of Loss. The risk of loss, damage, or destruction to any of the equipment, inventory, or other personal property to be conveyed to Purchaser under this Agreement shall be borne by Seller to the time of Closing. In the event of such loss, damage, or destruction, Seller, to the extent commercially reasonable, shall replace the lost property or repair or cause to be repaired the damaged property to its condition prior to the damage. If replacement, repairs, or restorations an not completed prior to Closing, then the PP shall be adjusted by an amount agreed upon by Purchaser and Seller that will be required to complete the replacement, repair, or restoration following Closing. If Purchaser and Seller are unable to agree, then Purchaser, at its sole option and notwithstanding any other provision of this Agreement, upon notice to Seller, may terminate this Agreement and, in such event, except as otherwise specifically provided by this Agreement, neither the Purchaser nor the Seller shall have any liability or obligation under this Agreement, If, prior to Closing, any of the real properties that are the subject of the Leases are damaged or destroyed, then Purchaser may terminate this Agreement, unless arrangements for repair satisfactory to all parties involved are made prior to Closing, and, in such event, except as otherwise specifically provided by this Agreement, neither the Purchaser nor the Seller shall have any liability or obligation under this Agreement.

Section 12.     Indemnification and Survival.

12.1 Survival of Representations and Warranties. Except as otherwise expressly provided by this Agreement, all representations, warranties and covenants made in this Agreement shall survive for 12 full calendar months after the Closing of the transaction contemplated by this Agreement, except that any party to whom a representation or warranty has been made in this Agreement shall be deemed to have waived any misrepresentation or breach of representation or warranty of which such party had knowledge prior to Closing. Any party teaming of a misrepresentation or breach of representation or warranty under this Agreement shall immediately give written notice thereof to all other parties to this Agreement. The representations, warranties and covenants in this Agreement shall terminate six full calendar months after the Closing, and such representations, warranties or covenants shall thereafter be without force or effect, except any claim with respect to which notice has been given to the party to be charged prior to such expiration date.

12.2 Seller's Indemnification. Seller hereby agrees to indemnify and hold Purchaser, it successors, and assigns harmless from and against:

         12.2.1 Any and all claims, liabilities, and obligations of every kind and description, contingent or otherwise, arising out of or related to the operation of Seller's business prior to the close of business on the day before the Closing date, except for claims, liabilities, and obligations of Seller expressly assumed by Purchaser under this Agreement or paid by insurance maintained by Seller or Purchaser.

         12.2.2 Any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of Seller under this Agreement.

         12.2.3 If any claim is asserted against Purchaser that would give rise to a claim by Purchaser against Seller for indemnification under the provisions of this Section, then Purchaser shall promptly give written notice to Seller concerning such claim and Seller shall, at no expense to Purchaser, defend the claim.

         12.2.4 Any obligation on Seller's part to indemnify Purchaser under this Agreement, including, but not limited to, this Section 12, shall become applicable only when Purchaser has incurred at least an aggregate amount equal to $100,000 in actual expenses which are otherwise subject to indemnity by Seller and, thereafter, Seller's obligation to indemnify shall in no event exceed an aggregate amount equal to $ 11,000,000. Notwithstanding any provision of this Agreement to the contrary, environmental matters shall not be subject to indemnification by the Seller. This Section 12 is the exclusive remedy of the Purchaser under this Agreement, including, but not limited to, Exhibits and Schedules to this Agreement, and under all documents executed under or pursuant to this Agreement,

12.3. Purchaser's Indemnification. Purchaser agrees to defend, indemnify, and hold harmless Seller against:

         12.3.1 Any and all claims, liabilities, and obligations of every kind and description arising out of or related to the operation of the business following Closing or arising out of Purchaser's failure to perform obligations of Seller assumed by Purchaser pursuant to this Agreement.

         12.3.2 Any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of Purchaser under this Agreement.

         12.3.3 All environmental matters relating to the Assets, which indemnification obligation shall not expire.

         12.3.4 If any claim is asserted against Seller that would give rise to a claim by Seller against Purchaser for indemnification under the provisions of this Section, then Seller shall promptly give written notice to Purchaser concerning such claim and Purchaser, at no expense to Seller, defend the claim.

Section 13.     C1osing,

13.1 Time and Place. This Agreement shall be Closed on or before October 31, 1999, or at such other time at such place that the parties may agree to in writing. If the Closing does not occur by October 31, 1999, then Seller may extend the Closing date to be a date between January 10, 2000 through January 31, 2000. Notwithstanding any contrary provision of this Agreement, the Closing shall not occur between October 12, 1999, and October 26, 1999,

13.2 Obligations of Seller at the Closing. At the Closing and simultaneously with the performance by Purchaser of its obligations described herein, Seller shall deliver to Purchaser the following:

         13-2.1 Bill of Sale for the Assets and Copies of Acts of Sales for the real property being conveyed herein, including, to the extent assignable, Future Development Rights.

         13.2.2 Consent of Seller's landlords and other consents as provided for herein,

         13.2.3 Consent of the Franchisor to the transfer and assumption of the Franchise Agreements to Purchaser.

         13.2.4 Execute with the Purchaser a joint letter to the persons or entities obligated to pay Contract Rebates allocating such Contract Rebates between the Seller and the Purchaser (collectively "Joint Letters").

         13.2.5 Execute such documents as may be required to transfer and assign the Vehicles to the Purchaser.

         13.2.6 All other documents called for in this Agreement and such other documents that Purchaser and its counsel may reasonably require.

13.3 Obligations of Purchaser at the Closing. At the Closing and simultaneously with the performance by Seller of its obligations described herein, Purchaser shall deliver to Seller the following:

         13.3.1 Wire transfer of immediately available funds to a bank account designated by the Seller at or prior to the Closing for the PP, less all applicable deductions provided by this Agreement, plus, except as otherwise provided by Section 3.2, other amounts payable to the Seller by the Purchaser under this Agreement.

         13.3.2 Execute and deliver (i) an assumption of all obligations, and defense and indemnification of Seller, under FAS, Leases and Contracts assigned to Purchaser, and deeds conveying the Properties to Purchaser, (ii) an indemnification agreement of Seller under any sublease or Store Operating Agreement, and (iii) an indemnification agreement of Seller with respect Section 18 environmental matters,

         13.3.3 Execute and deliver an agreement to pay to Seller each four week period used by Franchisor ("Period") an amount equal to the royalty rebate allowed to Purchaser for such Period with respect to Stores which have been re-imaged or updated or remodeled by the Seller prior to Closing.

         13.3.4 Execute and deliver to Seller the Joint Letters.

Section 14.     Rights and Obligations Subsequent to Closing.

14.1 Books and Records. This sale does not include the books of account and records of Seller's business, provided, however, for 12 full calendar months after the Closing date, Seller shall grant Purchaser reasonable access to Seller's books and records relating to the Assets and the conduct of Seller's business at the Stores.

14.2 Seller's Right to Pay. In the event Purchaser fails to make any payment of taxes, assessments, insurance premiums, or other charges that Purchaser is required to pay to third parties under this Agreement, Seller shall have the right, but not the obligation, to pay the same. Purchaser will reimburse Seller for any such payment immediately upon Seller's demand, together with interest at the prime rate as published in the Wall Street Journal from time to time plus 3% from the date of Seller's payment until Purchaser reimburses Seller. Any such payment by Seller shall not constitute a waiver by Seller of any remedy available by reason of Purchaser's default for failure to make the payments.

Section 15.     Confidentiality

The Purchaser and the Seller acknowledge that the Nondisclosure Agreement is binding upon the Purchaser, the Seller and their respective successors and assigns.

Section 16.     Miscellaneous Provisions.

16.1 Amendment and Modification. This Agreement may be amended, modified, or supplemented only by a written agreement signed by all of the parties hereto.

16.2 Notices. All notices, requests, demands, and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by hand, by overnight courier, or fax, or five business days afteT being mailed by certified or registered mail, return receipt requested, with postage prepaid:

                                                If to Purchaser:
                                                Robert S. Berg, President
                                                9400 South Dadeland Blvd.
                                                Suite 720
                                                Miami, FL 33156

                            Copy to:            Eric P. Littman, Esquire
                                                7695 S.W. 104th Street
                                                Suite 210
                                                Miami, FL 33156

                            If to Seller:       John Solomon
                                                Ellis Enterprises, Inc.
                                                2015 Highpoint Drive
                                                Brandon, MS 39042

                            Copy to:            James S. Nippes, Esquire
                                                1851 Crane Ridge Drive
                                                Jackson, MS 39216

or to such other address as any Party furnishes the other in writing.

17.3. Attorney Fees. In the event suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court and/or appellate court.

17.4 Law Governing. This Agreement shall be exclusively governed by and construed in accordance with the internal laws of the state of Mississippi without regard to principles of conflicts of laws, and the federal and state courts of the State of Mississippi shall be the exclusive forum for the judicial resolution of all disputes between the parties and the determination of the rights and obligations under, and the interpretation of, this Agreement.

17.5 Coputation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or legal holiday. Time is of the essence.

17.6 Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

17.7 Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

17.8 Entire Agreement. This Agreement and the Schedules and Exhibits to this Agreement and the Nondisclosure Agreement contain the entire understanding between and among the parties and supersedes any prior understandings and agreements, except the Nondisclosure Agreement, among them respecting the subject matter of this Agreement. Any amendments to this Agreement must be in writing and signed by the party against whom enforcement of that amendment is sought,

17.9 Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

17.10 Presumption. This Agreement or any Section thereof shall not be construed against any party due to the fact that said Agreement or any Section thereof was drafted by said party.

17.11 Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purpose of the Agreement.

17.12     [Intentionally Omitted]

17.13 Parites in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

17.14 Savings Clause. Except for provisions of this Agreement relating to the determination of the PP or other amounts payable to the Seller, if any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

Section 18 Environmental Matters. The Purchaser and Seller acknowledge that prior to closing, the Purchaser, as part of its due diligence and as a condition precedent to closing, will be conducting an environmental test of the property being purchased hereunder. As such, at closing, Purchaser waives any and all of its remedies which it may otherwise have had against the Seller with respect to any environmental matters, including, but not limited to hazardous waste disposal.

Section 19 Effective Date. For purposes of this Agreement, the term Effective Date shall be the first date written on page 1 of this Agreement.

Section 20 Earnest Money. Upon Purchaser's execution of this Agreement, the Purchaser shall pay $100,000 to the trust account of Seller's attorney, Nippes Law Firm, PLLC ("Seller's Attorney") as earnest money ("Earnest Money"), which shall be applied against the PP at Closing. The Earnest Money shall be non-refundable unless the Purchaser gives written notification to the Seller and Seller's Attorney within 30 days after the Effective Date that the Purchaser has terminated this Agreement because (i) the financing contingency described in
Section 8.8 has not been satisfied by the Purchaser, or (6) the Purchaser has not obtained a Title Commitment acceptable to Purchaser's leader for each Property as described in Section 8.9. Except as expressly provided in this
Section 20, the Purchaser shall have no tight to a refund of the Earnest Money regardless of any reason that the Closing does not occur as provided by this Agreement, and the Seller shall retain the Earnest Money as liquidated damages, as compensation for not negotiating for the sale of the Assets to other persons and entities during the prior several months and as an estimate, and as payment of, Seller's costs and expenses incurred in the negotiation of this Agreement and in connection with the transaction contemplated by this Agreement. If the Purchaser has not terminated this Agreement as provided by this Section 20, then, upon the expiration of 30 days after the Effective Date, the Seller's Attorney shall pay the Earnest Money, plus accrued interest, to the Seller. If the Purchaser terminates this Agreement as provided by this Section 20, then the Seller's Attorney shall pay the Earnest Money, plus accrued interest, to the Purchaser. Upon any termination of this Agreement pursuant to this Section 20, neither the Purchaser nor the Seller shall have any liability or obligation under this Agreement or otherwise.

Section 21 Closing. For purposes of this Agreement, the term Closing shall mean the date on which the transaction contemplated by this Agreement is consummated.

Section 22 Schedules and Exhibits. All Schedules referred to in this Agreement, including all permitted amendments or supplements to or modifications of any Schedules are made a part of and incorporated into this Agreement by reference. The Seller shall promptly amend, supplement and modify the Schedules and Exhibits to ensure that all Schedules and Exhibits remain true, correct, complete and accurate in all material respects between the date of this Agreement and the Closing. Within ten business days after the Purchaser's receipt of each Schedule, or any amendments, supplements or modifications to or of a Schedule or Exhibit, the Purchaser shall accept or reject each Schedule or Exhibit by written notice to the Seller. The Purchaser's failure to accept or reject a Schedule or Exhibit as provided by this Section 22 shall constitute an acceptance by the Purchase of such Schedule or Exhibit. If the Purchaser reasonably rejects a Schedule or Exhibit, then the Purchaser may terminate this Agreement by written notice to the Seller and, in such event, neither party shall have any obligation Or liability under this Agreement or otherwise except as expressly provided by this Agreement.

Section 23 FAS Transfer Consent Procedure. Notwithstanding any contrary provision of this Agreement, the Purchaser and the Seller agree that (i) the Purchaser shall contact the Franchisor regarding the transfer and assignment of the FAS, including the Future Development Rights, and the matters described in
Section 9.6 (collectively "FAS Transfer Issues"), (ii) the Purchaser shall conduct all discussions and negotiations with the Franchisor relating to the FAS Transfer Issues, and (iii) only after agreement with the Purchaser or if the conditions of Section 9.6 have not been satisfied within 45 days after the Effective Date will the Seller discuss and negotiate FAS Transfer Issues with the Franchisor.

         In Witness Whereof, the Seller and the Purchaser have executed this Agreement on or as of the date first writtcn above,

         INTERFOODS OF AMERICA, INC.        ELLIS ENTERPRISES, INC.

         By:                                By:
                  Robert S. Berg, CEO                John E. Solomon, President


         SAILORMEN, INC.

         By:
                  Robert S. Berg, CEO